As filed with the Securities and Exchange Commission on August 10, 2026
Registration No. 333-
 _____________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________

ARDELYX, INC.
(Exact name of registrant as specified in its charter)

__________________

Delaware	26-1303944
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
400 Fifth Ave., Suite 210 Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)
Amended and Restated 2014 Equity Incentive Award Plan
(Full title of the plan)
Felecia Ettenberg
Chief Legal Officer
Ardelyx, Inc.
400 Fifth Avenue, Suite 210
Waltham, MA 02451
(617) 675-2739
(Name, address, and telephone number, including area code, of agent for service)
Copies to:
Mark V. Roeder, Esq.
John C. Williams, Esq.
Latham & Watkins LLP
801 Jefferson Avenue
Suite 300
Redwood City, California 94063
(650) 328-4600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
This registration statement will become effective upon filing in accordance with Rule 462 under the Securities Act. Proposed sale to take place as soon after the effective date of the registration statement as awards under the plan are exercised and/or vest.

EXPLANATORY NOTE
By a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on July 14, 2014, File No. 333-197408 (the “Original Registration Statement”), Ardelyx, Inc. (the “Registrant”) registered 1,646,134 shares of common stock, par value $0.0001 per share (the “Common Stock”) issuable under the Ardelyx, Inc. 2014 Equity Incentive Award Plan (the “2014 Plan”) and 202,762 shares of Common Stock issuable under the Ardelyx, Inc. 2014 Employee Stock Purchase Plan (the “ESPP”). The Original Registration Statement also registered 880,497 shares of Common Stock issuable under the Ardelyx, Inc. 2008 Stock Incentive Plan, as amended (the “2008 Plan”), which shares become available for issuance under the 2014 Plan to the extent awards under the 2008 Plan are forfeited or lapse unexercised and are not issued under the 2008 Plan.
This Registration Statement on Form S-8 is being filed by the Registrant for the purpose of registering additional securities of the same class as other securities for which registration statements on Form S-8 have previously been filed and are effective. Accordingly, this Registration Statement incorporates by reference the contents of the Registration Statements on Form S-8 listed in the table below filed with the SEC:

			Shares Registered
Filing Date	SEC File Number	Description	2014 Plan	ESPP
July 14, 2014	333-197408	“Original Registration Statement”	1,646,134	202,762
March 11, 2015	333-202663	“Mar. 2015 Registration Statement”	743,569	185,892
March 10, 2016	333-210079	“Mar. 2016 Registration Statement”	1,038,595	-
February 21, 2017	333-216154	“Feb. 2017 Registration Statement”	1,892,376	-
March 16, 2018	333-223694	“Mar. 2018 Registration Statement”	1,901,339	-
March 8, 2019	333-230156	“Mar. 2019 Registration Statement”	2,490,417	622,604
March 10, 2020	333-237057	“Mar. 2020 Registration Statement”	3,552,709	-
March 12, 2021	333-254187	“Mar. 2021 Registration Statement”	3,743,999	935,999
March 1, 2022	333-263145	“Mar. 2022 Registration Statement”	5,207,301	-
March 7, 2023	333-270314	“Mar. 2023 Registration Statement”	7,943,000	992,875
February 28, 2024	333-277428	“Feb. 2024 Registration Statement”	9,298,127	-
November 5, 2024	333-283006	“Nov. 2024 Registration Statement”	19,000,000	3,000,000
November 3, 2025	333-291229	“Nov. 2025 Registration Statement”	10,000,000	-
This registration statement on Form S-8 (the “Registration Statement”) is filed by the Registrant relating to 9,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) available for issuance under the 2014 Plan resulting from an increase approved by the Registrant’s stockholders on June 16, 2026.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the SEC.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
In this registration statement, Ardelyx, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”
Item 3. Incorporation of Documents by Reference.
The SEC allows the Registrant to “incorporate by reference” the information it files with them, which means that the Registrant can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. The Registrant hereby incorporates by reference into this registration statement the following documents previously filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on February 19, 2026 (File No. 001-36485);
(b)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2026 and June 30, 2026, as filed with the SEC on April 30, 2026 and August 6, 2026, respectively;
(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 8, 2026, June 17, 2026, and July 2, 2026;
(d)
The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2026; and

(e)
The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-36485), filed by the Registrant with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 9, 2014, as amended by the description of the Registrant’s Common Stock contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 19, 2026, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders, or document or current report furnished under any current or future items of Form 8-K (including current Items 2.02 and 7.01, and exhibits furnished on such form that relate to such items), in each case, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation that limit or eliminate the personal liability of our directors for a breach of their fiduciary duties of care as directors. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; and
•any transaction from which the director derived an improper personal benefit.
These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted under Delaware law.
As permitted by Section 145 of the Delaware General Corporation Law, our second amended and restated bylaws provide that:
•we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;
•we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•the rights provided in our second amended and restated bylaws are not exclusive.
Our amended and restated certificate of incorporation and our second amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. We have also entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Exhibit Number	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation.	8-K	June 24, 2014	3.1

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation.	8-K	June 20, 2023	3.1

4.3	Second Amended and Restated Bylaws.	8-K	August 4, 2025	3.1

4.4	Form of Common Stock Certificate.	S-1/A	June 18, 2014	4.2

5.1	Opinion of Latham & Watkins LLP.				X

23.1	Consent of Independent Registered Public Accounting Firm.				X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X

24.1	Power of Attorney (included on signature page hereto).				X

99.1#	Ardelyx, Inc. Amended and Restated 2014 Equity Incentive Award Plan.	8-K	June 17, 2024	10.1

99.2#	First Amendment to the Ardelyx, Inc. Amended and Restated 2014 Equity Incentive Award Plan.	8-K	June 18, 2025	10.1

99.3#	Second Amendment to the Ardelyx, Inc. Amended and Restated 2014 Equity Incentive Award Plan.	8-K	June 17, 2026	10.1

107	Filing Fee Table.				X

#    Indicates management contract or compensatory plan.

Item 9. Undertakings.
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on August 10, 2026.

ARDELYX, INC.

By:	/s/ Michael Raab
Name:	Michael Raab
Title:	President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael Raab, Susan Hohenleitner and Felecia Ettenberg, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael Raab	President, Chief Executive Officer and Director (principal executive officer)	August 10, 2026
Michael Raab

/s/ Susan Hohenleitner	Chief Financial Officer (principal financial officer)	August 10, 2026
Susan Hohenleitner

/s/ Joseph Reilly	Senior Vice President, Chief Accounting Officer (principal accounting officer)	August 10, 2026
Joseph Reilly

/s/ David Mott	Chairman of the Board of Directors	August 10, 2026
David Mott

/s/ Robert Bazemore	Director	August 10, 2026
Robert Bazemore

/s/ William Bertrand, Jr.	Director	August 10, 2026
William Bertrand, Jr.

/s/ Muna Bhanji	Director	August 10, 2026
Muna Bhanji, R.Ph.

/s/ Onaiza Cadoret-Manier	Director	August 10, 2026
Onaiza Cadoret-Manier

/s/ Merdad Parsey	Director	August 10, 2026
Merdad Parsey, M.D., Ph.D.

/s/ Richard Rodgers	Director	August 10, 2026
Richard Rodgers